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                                                              EXHIBIT 99(a)







                    Union Planters Corporation Press Release
              dated July 17, 1997, announcing operating results for
                  the three and six months ended June 30, 1997






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                      [LOGO] UNION PLANTERS CORPORATION
                                 NEWS RELEASE


July 17, 1997


                     UNION PLANTERS ANNOUNCES SECOND QUARTER

                            EARNINGS PER SHARE UP 20%



      Memphis, Tennessee -- Union Planters Corporation announced today record second quarter 1997 net earnings of $59.9 million compared to $48.6 million for the same period in 1996. Fully diluted earnings per common share for the second quarter were $.84 compared to $.70 for the same period a year ago, an increase of 20.0%. Prior year results reflect the pooling of interests accounting for five mergers, the largest being the Memphis-based Leader Financial Corporation. The second quarter earnings represent a return on average assets of 1.62% and a return on average common equity of 17.77%, compared to 1.29% and 16.01%, respectively, for the same period in 1996.

      Net earnings for the first half of 1997 were $119.0 million, or $1.68 per fully diluted common share. This compares to net earnings of $95.8 million, or $1.38 per fully diluted common share for 1996. Returns on average assets and average common equity for the first half of 1997 were 1.61% and 18.12%, respectively, compared to 1.27% and 15.93%, respectively, for the same period in 1996.

      Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased with our second quarter and first half results. Our return on assets and shareholders' equity should be in the top quartile of our peer group which achieves one of our long-term goals. Our market area has been strong economically and we have been able to accomplish good loan growth while maintaining asset quality."

      Net interest income increased to $157.7 million for the quarter compared to $151.8 million for the same period a year ago. The net interest margin for


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                         [UNION PLANTERS LETTERHEAD]

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the second quarter was 4.75% compared to 4.47% for the same period in 1996. The higher margin reflects loan growth funded by maturities and sales of lower yielding investment securities.

      For the second quarter of 1997, the provision for losses on loans was $12.6 million compared to $12.7 million for the same period in 1996. Net charge-offs for the quarter were $15.4 million compared to $11.6 million for the second quarter of 1996. The increase in net charge-offs relates primarily to credit card and other consumer loan charge-offs due to the continued record number of personal bankruptcy filings.

      At June 30, 1997, the allowance for losses on loans was $161.2 million, or 1.80% of loans and 295% of nonperforming loans. Nonperforming assets at quarter end were $72.2 million, or .80% of loans and foreclosed properties. This compares to $74.1 million, or .87% of loans and foreclosed properties at June 30, 1996.

      Noninterest income was $54.5 million for the second quarter compared to $55.6 million a year ago. The second quarter last year included certain one-time trust fees and gains on sales of branches. Increases in the second quarter of 1997 were in service charges, bank card income, brokerage fees and annuity sales. Declines were in mortgage servicing income and gains on sales of residential mortgages.

      Noninterest expense decreased for the quarter to $110.1 million compared to $120.3 million a year ago. Expense categories that declined include salaries and employee benefits, occupancy and equipment expenses, FDIC insurance premiums, and mortgage servicing loss provisions on FHA/VA loans.

      Union Planters Corporation ended the quarter with total assets of $14.8 billion, total loans of $10.4 billion, and total deposits of $11.2 billion. Shareholders' equity at June 30, 1997 was $1.4 billion and the shareholders' equity to total assets and leverage ratios were 9.78% and 10.64%, respectively.




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      Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 34 banking subsidiaries, 564 ATM locations, and 432 banking offices in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Union Planters is one of the 50 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.


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FOR ADDITIONAL INFORMATION:

      JACK W. PARKER, CFO
      (901) 580-6781



                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]




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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                                1997           1996           1997             1996
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
   INCOME STATEMENT AMOUNTS
      Net interest income
        Actual                                             $    157,674   $    151,800     $    312,950     $    299,542
        Taxable-equivalent basis                                161,562        156,135          320,848          308,063
      Provision for losses on loans                              12,587         12,720           25,001           25,669
      Noninterest income
        Investment securities gains (losses)                       (107)           (29)               9               32
        Other                                                    54,646         55,589          111,982          109,285
      Noninterest expense                                       110,073        120,274          219,302          238,245
      Earnings before income taxes                               89,553         74,366          180,638          144,945
      Applicable income taxes                                    29,700         25,742           61,593           49,169
      NET EARNINGS                                               59,853         48,624          119,045           95,776

      NET EARNINGS APPLICABLE TO COMMON SHARES                   58,640         46,919          116,336           92,235

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   PER COMMON SHARE DATA
      Net earnings  - primary                              $        .87   $        .72     $       1.73     $       1.42
                    - fully diluted                                 .84            .70             1.68             1.38
      Cash dividends                                               .375            .27             .695              .54
      Book value                                                                                  20.69            19.19

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   BALANCES AT END OF PERIOD
      Total loans, net of unearned income                                                  $ 10,402,408     $  9,607,778
         FHA/VA government-insured/guaranteed loans                                           1,434,743        1,103,405
      Allowance for losses on loans                                                             161,159          167,987
      Nonperforming assets
         Nonaccrual loans                                                                        52,567           56,716
         Restructured loans                                                                       2,153            5,879
         Foreclosed properties                                                                   17,467           11,523
      Loans 90 days past due                                                                     20,890           18,354
      FHA/VA government-insured/guaranteed loans 90 days past due                               500,985          474,770
      Investment securities
          Held to maturity  -  Amortized cost                                                         -          179,890
                            -  Fair value                                                             -          179,444
          Available for sale - Amortized cost                                                 2,791,167        3,920,347
                             - Fair value                                                     2,832,726        3,931,317
                             - Unrealized gain, net of taxes                                     25,448            6,117
      Total assets                                                                           14,770,346       15,273,145
      Total deposits                                                                         11,238,399       11,593,444
      Total shareholders' equity                                                              1,444,929        1,316,114
      Total common equity                                                                     1,381,598        1,228,881
      Tier 1 capital                                                                          1,571,868        1,258,591
   ----------------------------------------------------------------------------------------------------------------------

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                          UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                JUNE 30,                           JUNE 30,
                                                        1997              1996              1997              1996
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
AVERAGE BALANCES
   Loans, net of unearned income                   $   10,465,483    $    9,602,005    $10,464,566    $ 9,625,776
   Investment securities                                2,927,818         4,102,885      2,917,692      3,919,084
   Earning assets                                      13,631,493        14,047,909     13,668,548     14,009,983
   Total assets                                        14,818,857        15,163,821     14,877,498     15,138,068
   Total deposits                                      11,247,747        11,606,784     11,299,587     11,555,098
   Interest-bearing liabilities                        11,487,986        12,008,611     11,596,286     11,918,479
   Demand deposits                                      1,670,512         1,605,346      1,647,243      1,589,514
   Shareholders' equity                                 1,390,967         1,267,564      1,368,627      1,254,354
   Common equity                                        1,323,721         1,178,860      1,294,443      1,164,097

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OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                  1.62%             1.29%          1.61%          1.27%
   Return on average common equity                          17.77             16.01          18.12          15.93
   Expense ratio                                             1.50              1.59           1.45           1.60
   Efficiency ratio                                         50.91             55.23          50.67          55.43
   Allowance for losses on loans to loans (1)                                                 1.80           1.98
   Nonperforming loans to loans (1)                                                            .61            .74
   Nonperforming assets to loans and
       foreclosed properties (1)                                                               .80            .87
   Net charge-offs of loans                        $       15,408    $       11,558    $    30,695    $    20,548
   Net charge-offs as a percentage of
      average loans (1)                                       .69%              .54%           .69%           .48%
   Common shares outstanding (end of
      period, in thousands)                                                                 66,790         64,029
   Weighted average shares outstanding
      (in thousands)
         Primary                                           67,730            64,518         67,249         64,300
         Fully diluted                                     71,229            68,992         71,028         68,919
   Yield on earning assets (taxable-equivalent
      basis)                                                 8.73%             8.54%          8.73%          8.52%
   Rate on interest-bearing liabilities                      4.72              4.76           4.71           4.82
   Interest rate spread (taxable-equivalent
       basis)                                                4.01              3.78           4.02           3.70
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                 4.75              4.47           4.73           4.42
   Shareholders' equity to total assets                                                       9.78           8.62
   Leverage ratio                                                                            10.64           8.34


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

   (1) Excludes FHA/VA government-insured/guaranteed loans